Free Writing Prospectus
Filed Pursuant to Rule 433
Dated July 23, 2024
Registration Statement Nos. 333-268757 and 333-268757-09

**Pricing Details** Exeter $826MM+ Offered Subprime Auto Loan (EART 2024-4)

Joint Lead Bookrunners: Wells Fargo (Str), BNP Paribas, and Citi
Co-Managers: Citizens, J.P. Morgan, and Mizuho
Capital Structure:
CL	Size(mm)	Offered(mm)	WAL^	S&P/M**	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$PX
A-1	$79.000	$75.050	0.13	A-1+/P-1	01-03	10/24	08/25	I-Curv	21	5.589	5.589	100.00000
A-2	$205.173	$194.914	0.56	AAA/Aaa	03-12	07/25	05/27	I-Curv	55	5.670	5.600	99.99801
A-3	$110.477	$104.953	1.28	AAA/Aaa	12-19	02/26	08/30	I-Curv	60	5.348	5.280	99.98868
B	$108.260	$102.847	1.88	AA/Aaa	19-27	10/26	08/30	I-Curv	85	5.359	5.290	99.98218
C	$125.850	$119.557	2.57	A/Aa1	27-36	07/27	08/30	I-Curv	120	5.552	5.480	99.97910
D	$128.620	$122.189	3.43	BBB/Baa1	36-48	07/28	12/30	I-Curv	165	5.890	5.810	99.97236
E	$112.430	$106.808	4.43	BB-/NR	48-57	04/29	02/32	I-Curv	360	7.782	7.650	99.96771
^ WAL to 1.50% ABS to 5.00% Clean-Up Call
**Expected Ratings

-Deal Summary-
Issued Size : $869,810,000 *Deal Will Not Grow*
Offered Size : $826,318,000
Exp. Settle : 07/30/2024
Pxg Speed : 1.50% ABS to 5.00% Call
Offering Format: (Class A-D): SEC REG | (Class E): 144A / Reg S / IAI
First Pay Date : 8/15/2024
ERISA Eligible : (Class A-D): Yes | (Class E): No
Exp. Ratings : S&P/Moody's
Min Denoms : (Class A-D): $1k x $1k | (Class E): $1,480,000 x $1k
BBG Ticker : EART 2024-4
B&D : Wells Fargo

-Available Information-
* Preliminary Prospectus, Preliminary Offering Memorandum, FWP, and CDI : Attached
* Intex Deal Name : wsexar2404 | Password: J2B6
* Roadshow Link : https://dealroadshow.com | Passcode: EART244 (case sensitive)
* Direct Link : https://dealroadshow.com/e/EART244

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EFCAR, LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents EFCAR, LLC has filed with the SEC for more complete information about EFCAR, LLC, Exeter Automobile Receivables Trust 2024-4 and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, EFCAR, LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-645-3751, ext. 5.